UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 16, 2005

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27598 (Commission File Number)	77-0210467 (IRS Employer Identification No.)

1212 Terra Bella Avenue
Mountain View, California 94043
(Address of principal executive offices, including zip code)

(408) 940-4700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

     On March 16, 2005, the Compensation and Nominating Committee of the Registrant’s Board of Directors adopted fiscal 2005 bonus and profit sharing arrangements for the Registrant’s employees, including its executive officers. These arrangements are not contained in a formal written plan, but a summary of the manner in which bonus and profit sharing benefits will be determined for fiscal 2005 is set forth below and in Exhibit 10.1 attached hereto (the “2005 Bonus Plan”). The 2005 Bonus Plan consists of a profit sharing component (the “Profit Sharing Component”) in which substantially all of the Registrant’s employees, with certain exceptions, are eligible to participate and a management bonus program component (the “Management Bonus Component”), in which only executive officers, director level employees and other managers are eligible to participate.

Funding of the 2005 Bonus Plan

     Funding for the 2005 Bonus Plan is dependent upon the Registrant’s achievement of a targeted operating income amount, excluding funds to be set aside for inclusion in the 2005 Bonus Pool (the “Targeted Operating Income”). If the Registrant achieves the Targeted Operating Income, between thirteen percent (13%) and fifteen percent (15%) of the Targeted Operating Income will be set aside to fund the 2005 Bonus Plan. In the event that the Registrant’s operating income, excluding funds set aside for inclusion in the 2005 Bonus Plan exceeds the Targeted Operating Income by approximately 110% or more, an additional twenty percent (20%) of all incremental operating income above approximately 110% of the Targeted Operating Income amount will be set aside for inclusion in the 2005 Bonus Plan.

     Upon achievement of Targeted Operating Income, 100% of the 2005 Bonus Pool would be allocated to the Profit Sharing Component and 0% to the Management Bonus Component. At 110% over the Targeted Operating Income, approximately 85% of the 2005 Bonus Pool would be allocated to the Profit Sharing Component and about 15% to the Management Bonus Component. At 120% over the Targeted Operating Income, about seventy-seven percent (77%) of the 2005 Bonus Pool would be allocated to the Profit Sharing Component and twenty-three percent (23%) to the Management Bonus Component.

Profit Sharing Component

     The Profit Sharing Component of the 2005 Bonus Plan provides for the payment of profit sharing benefits twice during the fiscal year, once based upon meeting or exceeding the Registrant’s six month Targeted Operating Income and a second time based upon meeting or exceeding the Registrant’s full fiscal year Targeted Operating Income. All employees, other than the Registrant’s commission-based sales representatives and certain managers of the Registrant’s sales force are eligible to participate in the Profit Sharing Component of the 2005 Bonus Plan. Ninety percent (90%) of all payments made pursuant to the Profit Sharing Component of the 2005 Bonus Plan, if any, will be determined by multiplying eligible employee’s base salary by a fixed percentage, which will be determined by the Registrant’s Compensation and Nominating Committee and which will be the same for all eligible employees. The remaining ten percent (10%) of the funds set aside for inclusion in the Profit Sharing Component of the 2005 Bonus Plan may be paid-out at the discretion of the Registrant’s Compensation and Nominating Committee, if at all, to all employees. Notwithstanding the foregoing, commission-based sales representatives and certain managers of the Registrant’s sales force are eligible to participate in the Profit Sharing Component of the 2005 Bonus Plan only if the Registrant’s revenues exceed the budgeted revenue projections by ten percent (10%) or more.

Management Bonus Component

     The Management Bonus Component of the 2005 Bonus Plan provides for the payment of cash bonuses to the Registrant’s management team in the event that the Registrant exceeds the Targeted Operating Income by approximately 10% and is available to approximately forty (40) individuals including the Registrant’s executive officers, director level employees and other managers, other than commission-based sales representatives and certain managers of the Registrant’s sales force. Management bonus payout will be based on meeting or exceeding established milestones and/or based on demonstrating exceptional performance.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit
No.	Description
10.1	2005 Bonus Plan.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION
By:	/s/ LARRY TANNENBAUM
Larry Tannenbaum
Chief Financial Officer, Secretary and Senior Vice President of Finance and Administration

Date: March 22, 2005

EXHIBIT INDEX

Exhibit
No.	Description
10.1	2005 Bonus Plan.